As filed with the Securities and Exchange Commission on April 12, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

THE ADVISORY BOARD COMPANY AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

THE ADVISORY BOARD COMPANY 2005 STOCK INCENTIVE PLAN

(Full title of the plans)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 936-1300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock ($0.01 par value per share)	2,585	$224.25	$579,686.25	$72.17
Common Stock ($0.01 par value per share)	63,285	$118.14	$7,476,490	$930.82
Total	65,870		$8,056,176.25	$1,002.99

(1)	This registration statement covers the issuance of an aggregate of 65,870 shares of common stock of UnitedHealth Group Incorporated (the “Company”), $0.01 par value per share, issuable under The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”) and The Advisory Board Company 2005 Stock Incentive Plan (the “2005 Plan” and, together with the 2009 Plan, the “Plans”) as follows: (a) 64,597 shares under the 2009 Plan, consisting of 63,285 options and 1,312 restricted stock units and (b) 1,273 shares under the 2005 Plan, consisting of 1,273 restricted stock units. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers the issuance of any additional shares of Company common stock under the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on (a) in the case of restricted stock units, the average of the high and low sales prices of Company common stock as reported by the New York Stock Exchange on April 9, 2018 and (b) in the case of options, the weighted average option exercise prices outstanding under the 2009 Plan and assumed by the Company, as adjusted upon conversion.

EXPLANATORY NOTE

UnitedHealth Group Incorporated (the “Company” or the “registrant”) has filed this Registration Statement on Form S-8 (“New Form S-8”) to register an additional 65,870 shares of Company common stock, $0.01 par value per share (the “Common Stock”) issuable under The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”) and The Advisory Board Company 2005 Stock Incentive Plan (the “2005 Plan” and, together with the 2009 Plan, the “Plans”), comprised of (A) 63,285 shares of Common Stock issuable pursuant to outstanding but unexercised options under the 2009 Plan, (B) 1,312 shares of Common Stock issuable pursuant to outstanding restricted stock units under the 2009 Plan, and (C) 1,273 shares of Common Stock issuable pursuant to outstanding restricted stock units under the 2005 Plan. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 28, 2017, by and among The Advisory Board Company (“Advisory Board”), OptumInsight, Inc. (“Optum”), a wholly owned subsidiary of the Company, and Apollo Merger Sub, Inc., a wholly owned subsidiary of Optum (“Merger Sub”), Merger Sub merged with and into Advisory Board on November 17, 2017 (the “Effective Date”), with Advisory Board surviving as a wholly owned subsidiary of Optum (the “Merger”). In accordance with the Merger Agreement, as of the Effective Date, certain outstanding options to purchase shares of Advisory Board common stock and certain restricted stock units with respect to such shares granted under the Plans were assumed by the Company and converted into options to purchase shares of Common Stock and restricted stock units with respect to shares of Common Stock, respectively. Upon registration of additional shares available under the 2009 Plan, the Company may also issue future equity or equity-based awards under the 2009 Plan to employees who (a) were employees of Advisory Board on or prior to the Effective Date or (b) are hired by the Company or any of its subsidiaries (including Advisory Board) after the Effective Date.

The Company previously registered 696,090 shares of Common Stock issuable under the Plans on a Registration Statement on Form S-8 (File No. 333-221642) (the “Prior Form S-8” and together with the New Form S-8, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2017. Pursuant to General Instruction E to Form S-8, the contents of the Prior Form S-8 are incorporated herein by reference, except for Item 5 “Interests of Named Experts and Counsel” and Item 8 “Exhibits”. Including both Registration Statements, the Company has registered a total of 761,960 shares of Common Stock issuable under the Plans.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by the Company, are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 13, 2018; and

(b)	The Company’s Current Reports on Form 8-K filed with the SEC on February 15, 2018 and March 13, 2018.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference in this registration statement. Any statement contained herein or in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

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Item 5. Interests of Named Experts and Counsel.

Faraz A. Choudhry, who has given an opinion of counsel with respect to the securities to which this registration statement relates, is an employee and officer (Senior Associate General Counsel and Assistant Secretary) of the Company. Mr. Choudhry owns Company securities and participates in various employee benefit plans of the Company, but is not eligible to participate in either of the Plans.

Item 8. Exhibits.

Number	Description

4.1	The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to The Advisory Board Company’s Current Report on Form 8-K filed on June 15, 2015).

4.2	The Advisory Board Company 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of The Advisory Board Company’s Current Report on Form 8-K filed on November 17, 2005).

5.1	Opinion of Faraz A. Choudhry, the Company’s Senior Associate General Counsel.

23.1	Consent of Faraz A. Choudhry, the Company’s Senior Associate General Counsel (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on April 12, 2018.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ David S. Wichmann
David S. Wichmann Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2018.

Signature	Title

/s/ David S. Wichmann David S. Wichmann	Director and Chief Executive Officer (principal executive officer)

/s/ John F. Rex John F. Rex	Chief Financial Officer (principal financial officer)

/s/ Thomas E. Roos Thomas E. Roos	Senior Vice President and Chief Accounting Officer (principal accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* Timothy P. Flynn	Director

* Stephen J. Hemsley	Director

* Michele J. Hooper	Director

* Rodger A. Lawson	Director

F. William McNabb III	Director

* Valerie C. Montgomery Rice	Director

Signature	Title

* Glenn M. Renwick	Director

* Kenneth I. Shine, M.D.	Director

* Gail R. Wilensky, Ph.D.	Director

*	The undersigned, by signing below, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

By:	/s/ Faraz A. Choudhry
Faraz A. Choudhry As Attorney-In-Fact